UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

LCA-VISION INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27610 (Commission File Number)	11-2882328 (IRS Employer Identification No.)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 13, 2014, LCA-Vision Inc., a Delaware corporation (“LCA”), PhotoMedex, Inc., a Nevada corporation (“PhotoMedex”) and Gatorade Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of PhotoMedex (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which PhotoMedex has agreed to acquire LCA. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, Merger Sub will be merged with and into LCA (the “Merger”), with LCA surviving as a wholly-owned subsidiary of PhotoMedex.

At the effective time of the Merger, each outstanding share of LCA common stock (other than dissenting shares, treasury shares, shares owned by PhotoMedex and its subsidiaries and shares owned by any subsidiary of LCA) will be cancelled and converted into the right to receive $5.37 in cash, without interest. Immediately prior to the effective time of the Merger, each outstanding option to acquire common stock granted under any LCA equity incentive plan, whether vested or exercisable, that is outstanding will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of $5.37 over the per share exercise price of the option multiplied by (ii) the total number of shares of common stock subject to the option. Immediately prior to the effective time of the Merger, each outstanding share of restricted stock unit award or other right to receive common stock granted under any LCA equity incentive plan, whether vested or exercisable, will be cancelled and converted into the right to receive $5.37 per share in cash, without interest.

The Merger Agreement contains customary representations, warranties and covenants by each of LCA and PhotoMedex. The parties’ obligations to complete the Merger are conditioned upon customary closing conditions, including the approval of the Merger and the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of LCA common stock and the expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period. The Merger is not conditioned upon PhotoMedex’s receipt of financing, although PhotoMedex plans to fund the acquisition through a new senior secured credit facility and existing cash balances.

During the period beginning on the date of the Merger Agreement and continuing through March 15, 2014 (the “Go-Shop Period”), LCA may, and intends to, initiate, solicit, facilitate and encourage alternative proposals from third parties with respect to the sale of LCA (“Alternative Proposals”) and provide non-public information to and enter into discussions or negotiations with third parties with respect to Alternative Proposals. Starting on March 16, 2014, LCA will become subject to customary “window-shop” restrictions on its ability to solicit Alternative Proposals and to provide non-public information to and enter into discussions or negotiations with third parties regarding Alternative Proposals, except that LCA may continue to engage in negotiations with certain third parties that submitted Alternative Proposals during the Go-Shop Period and may respond to an unsolicited Alternative Proposals if the LCA Board determines in good faith, after consultation with outside financial and legal advisors, that the failure to respond would be inconsistent with or in violation of the directors fiduciary duty and that the Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. (as defined in the Merger Agreement) (each such third party, an “Alternative Bidder”).

The Merger Agreement contains certain termination rights for LCA and PhotoMedex. Under specified circumstances, LCA is entitled to terminate the Merger Agreement to accept a Superior Proposal (whether developed during the Go-Shop Period or received on an unsolicited basis after the end of the Go-Shop Period). A termination fee of approximately $3.2 million, plus up to $1 million in expenses, will become payable under certain other specified circumstances, including if LCA terminates the Merger Agreement in order to enter into a definitive agreement concerning a Superior Proposal with an Alternative Bidder or if PhotoMedex terminates the Merger Agreement for LCA’s Board of Directors failure to reaffirm its recommendation of the transaction with PhotoMedex or as a result of LCA’s uncured breach of representations, warranties and covenants in the Merger Agreement.

The Merger Agreement has been filed as an exhibit to this Form 8-K to provide you with information regarding the terms of the agreement and is not intended to modify or supplement any factual disclosures about LCA in its public reports filed with the Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to PhotoMedex or LCA. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts.

The Merger Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 7.01. Regulation FD.

On February 13, 2014, LCA and PhotoMedex issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

LCA and PhotoMedex will hold a conference call to discuss this announcement and answer questions Friday, February 14, 2014 beginning at 8:30 a.m. Eastern time.  Additional details are set forth in the press release, including how to obtain presentation materials.

Additional Information and Where to Find It

PhotoMedex, LCA and their respective directors and officers may be deemed to be participants in the solicitation of proxies for the special meeting of LCA stockholders to be held to approve the Merger. Information regarding the interests of such directors and executive officers will be included in the proxy statement related to the Merger when it becomes available. In connection with the Merger, LCA will file with the SEC a proxy statement. The stockholders of LCA are advised to read, when available, the proxy statement and other documents filed with the SEC in connection with the solicitation of proxies for the special meeting because these documents will contain important information. The proxy statement will be mailed to stockholders of LCA as of the record date to be established for voting on the Merger. The proxy statement, once available, and other relevant documents related to the Merger can be obtained, without charge, at the SEC’s website at www.sec.gov. In addition, the proxy statement, once available, and such other relevant documents may be obtained free of charge by directing a request to LCA-Vision Inc., 7840 Montgomery Road, Cincinnati, Ohio 45236, Attn: Corporate Secretary, or (513)792-9292.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger by and among LCA-Vision Inc., PhotoMedex, Inc. and Gatorade Acquisition Corp. dated as of February 13, 2014

99.1	Joint press release of PhotoMedex Inc. and LCA-Vision Inc. dated February 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

/s/ Michael J. Celebrezze
Michael J. Celebrezze
Chief Executive Officer

Date: February 13, 2014